Exhibit 10.6

Aon Corporation

2008 Executive Committee Incentive Plan

(Amended and Restated Effective January 1, 2009)

Overview

Since 2001, Aon has maintained its Omnibus Incentive Plan to encourage the highest level of performance of its executives through the establishment of quantifiable performance goals.  Awards granted under the Omnibus Incentive Plan are intended to qualify as deductible “performance-based” compensation pursuant to Section 162(m) of the Code.  The Plan was adopted by the Committee, effective January 1, 2008, as a sub-plan to the Omnibus Incentive Plan to provide a discretionary framework regarding the funding of awards under the Omnibus Plan, and the form of distribution of awards under such plan.  The Plan is hereby amended and restated effective January 1, 2009.

Performance Period

The Plan is based on successive calendar-year performance periods beginning January 1, 2008.

Eligibility

All members of Aon’s Executive Committee are eligible to participate in the Plan if they: (a) are actively employed by Aon as of the last day of the calendar year; (b) are on an approved leave of absence as of the last day of the calendar year; (c) retired from Aon at or after age 55 during the calendar year; or (d) terminated employment on account of death or Total and Permanent Disability during the calendar year.  The Committee may modify the eligibility criteria as it deems necessary or appropriate.

Award Calculation

At the beginning of each calendar year, the Committee will approve a “target incentive award” for each participant as a percentage of his or her base salary.  The Committee will also establish corporate performance metrics applicable to the funding of incentive awards under the Plan, and those metrics may include:  (1) the achievement of a specified pre-tax income from ongoing operations; (2) the growth in pre-tax income from ongoing operations as compare to the prior year; (3) organic revenue growth; and/or (4) any other factors as determined by the Committee in its sole discretion.  In addition, business unit, functional and individual performance metrics may be established and assigned weights to guide the Committee in its allocation of awards to participants.

After the close of the calendar year, awards to participants will be determined in the sole discretion of the Committee and paid to participants pursuant to the Omnibus Incentive Plan.  Awards will be funded in accordance with the corporate performance criteria adopted by the Committee.  Awards will be allocated in the sole discretion of the Committee taking into account, among other facts, the participants’ target incentive awards and achievement of the assigned metrics.  Any resulting awards will be paid pursuant to the terms and conditions of the Omnibus Incentive Plan; provided, however, in no event will an Award be paid later than two and one-half months after the end of the calendar year to which such award relates.  In no event may an award to a participant exceed the maximum set forth in the Omnibus Incentive Plan (i.e. $5 million).

Payout Process

After the awards are determined by the Committee, they will be paid out partly in cash and partly in restricted stock units of Aon common stock pursuant to the Stock Plan, unless Aon is contractually obligated to provide a participant’s award fully in cash.

For the 2008 calendar year, Awards up to 100% of the target incentive award were paid 80% in cash and 20% in restricted stock units.  Awards exceeding 100% of the target incentive award were to be paid 80% in cash and 20% in restricted stock units up to the target incentive award, and any portion of the award exceeding the target incentive award was to be paid 50% in cash and 50% in restricted stock units.

For 2009 and later calendar years, Awards exceeding $100,000 in value will be paid 65% in cash and 35% in restricted stock units.

The restricted stock units will be subject to the terms and conditions established by the Committee; provided, however, that they will vest in three equal installments on each of the first through third anniversaries of the date of grant.  The Committee may modify the manner of distribution for an individual participant or one or more groups of participants as it deems necessary or appropriate.

A participant will have no right to an award until it is paid.

Administration

It is expressly understood that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant.  The Committee has the sole discretion to set the Target Award Percentage for each participant and to determine any final award payment taking into account factors it selects in its sole discretion including, but not limited to, the duration of a participant’s employment with the Company during the year.

General Provisions

This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and superseded any writing or representation inconsistent with its terms.

To the extent not preempted by federal law, this Plan will be construed in accordance with, and subject to, the laws of the state of Illinois without regard to any conflict of laws principles.  Any legal action related to this Plan must be brought in a federal or state court located in Illinois.

All awards will be subject to applicable withholding taxes and other required deductions.

Participants may not assign, transfer, sell, pledge or otherwise alienate their award opportunities, other than by will or by the laws of descent and distribution.  Any award payable on behalf of a deceased participant will be paid to the participant’s estate.

Aon is not required to establish a separate account or fund or to make any other segregation of its assets in connection with awards that could become payable under this Plan.  Participants will have rights with regard to earned but unpaid awards that are no greater than the rights of unsecured general creditors.

This Plan and the benefits provided hereunder are intended to comply with Section 409A of the Code and the guidance and Treasury Regulations issued thereunder to the extent applicable thereto.  Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent.  Notwithstanding the foregoing, Aon shall not be required to assume any increased economic burden in connection therewith.  Although Aon intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, Aon does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law.  Neither Aon, nor any subsidiary, nor its or their respective directors, officers, employees or advisers shall be liable to any participant (or any other individual claiming a benefit through the participant) for any tax, interest, or penalties the participant might owe as a result of participation in the Plan, and neither Aon nor any subsidiary shall have any obligation to indemnify or otherwise protect any participant from the obligation to pay any taxes pursuant to Section 409A of the Code.

Reservation and Retention of Company Rights

Participation in this Plan will not give a participant any right to be retained in the employ of Aon.  No employee will at any time have a right to be selected for participation in another performance-based incentive program, including any future program, on account of his or her participation in this Plan.

All awards under this Plan are gratuitous in nature and will not become part of any employment condition or contract.

The Committee reserves the right to amend or terminate this Plan, prospectively or retroactively, at any time and for any reason.

Omnibus Incentive Plan and Stock Plan Control

In the event of any inconsistency between this Plan and the Omnibus Incentive Plan or the Stock Plan, the Omnibus Incentive Plan or the Stock Plan, as applicable, will control unless otherwise specified herein.

Definitions

“Aon” means Aon Corporation, a Delaware corporation, and its operating subsidiaries and affiliates.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Organization and Compensation Committee of the Board of Directors of Aon.

“Executive Committee” means the committee comprised of senior members of Aon’s management team as established from time to time.

“Omnibus Incentive Plan” means the 2001 Senior Officer Incentive Compensation Plan, as amended and restated effective January 1, 2006.

“Organic Revenue Growth” means the growth in revenue exclusive of the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, and unusual items.

“Pre-tax income from ongoing operations” means such term calculated according to GAAP and as adjusted for certain extraordinary or special items, in the form and manner determined in the sole discretion of the Committee and in compliance with IRS regulations, including, but not limited to: change in accounting policy; gain/loss on disposition of assets or business; charge for goodwill impairment; extraordinary legal/regulatory settlements; extraordinary market conditions; significant currency fluctuations; effects of nature or man-made disasters (e.g. World Trade Center); hyperinflation (e.g. >15%); change in statutory tax rates/regulations; charges from Board-approved restructuring programs; results of discontinued operations held for sale after sale closing; other extraordinary, unusual or infrequently occurring items — as defined by GAAP.

“Stock Plan” means the 2001 Aon Stock Incentive Plan, as amended and re-approved by Aon’s stockholders at the 2006 annual meeting of stockholders, or any successor plan.

“Total and Permanent Disability” means (a) for US employees, entitlement to long-term disability benefits under Aon’s program as amended from time to time, and (b) for non-US employees, as established by applicable company policy or as required by local law or regulations.

If a term is used but not defined, it has the meaning given such term in the Omnibus Incentive Plan.